EXHIBIT 10.1
SUMMARY OF COMPENSATION FOR THE BOARD OF TRUSTEES
OF RAMCO-GERSHENSON PROPERTIES TRUST

Annual cash retainer (paid quarterly):	$15,000
Additional cash retainer:
Chairman	100,000
Audit Committee chair(1)	10,000
Audit Committee members(1)	5,000
Executive Committee members(1)	2,500
Attendance fees per Board meeting:
In person	1,500
Via telephone	500
Annual equity retainer (shares of restricted stock)(2)	2,000

(1)	Payment is subject to attendance by the Trustee at 75% or more of the applicable committee meetings during the applicable calendar year.

(2)	Grants are made under the Trust’s 2008 Restricted Share Plan for Non-Employee Trustees. The shares of restricted stock vest over three years. The grant is made on June 30th or, if not a business day, the business day prior to June 30th.

The Trust also reimburses all Trustees for all expenses incurred in connection with attending any meetings or performing their duties as Trustees.
     Trustees who are employees or officers of the Trust or any of its subsidiaries do not receive any compensation for serving on the Board of Trustees or any committees thereof.